UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE14A-6(E)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                         PRIMEX TECHNOLOGIES, INC.
-----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


-----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1    Title of each class of securities to which transaction applies:
------------------------------------------------------------------------------

2    Aggregate number of securities to which transaction applies:
------------------------------------------------------------------------------
3    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
------------------------------------------------------------------------------
4    Proposed maximum aggregate value of transaction:
------------------------------------------------------------------------------
5    Total fee paid:
------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1    Amount Previously Paid:
------------------------------------------------------------------------------
2    Form, Schedule or Registration Statement No.:
------------------------------------------------------------------------------
3    Filing Party:
------------------------------------------------------------------------------
4    Date Filed:
------------------------------------------------------------------------------


                    Information Concerning Participants
                --------------------------------------------

The senior executive officers and directors of Primex Technologies, Inc. may be deemed to be participants in the solicitation of stockholders of Primex Technologies, Inc. in connection with the proposed merger of a General Dynamics Corporation subsidiary with Primex Technologies, Inc. Additional information concerning the interests of such participants in the proposed merger, if any, will be included in a proxy statement or statements and other relevant documents to be filed with the SEC by Primex Technologies, Inc. A definitive proxy statement will be sent to stockholders of Primex Technologies, Inc. seeking their approval of the proposed merger.

INVESTORS ARE URGED TO READ THE PROXY STATEMENT OR STATEMENTS WHEN AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY PRIMEX TECHNOLOGIES, INC. WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE PROPOSED MERGER.

Investors will be able to obtain free copies of these documents at the SEC's website at www.sec.gov. In addition, these documents, once filed with the SEC by Primex Technologies, Inc., will be available free of charge by contacting Primex Technologies, Inc., 10101 9th Street North, St. Petersburg, Florida 33716-3807, Attention: George H. Pain, Vice President and General Counsel, Tel. (727) 578-8100.

INVESTORS SHOULD READ THE PROXY STATEMENT OR STATEMENTS CAREFULLY WHEN AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION CONCERNING THE PROPOSED MERGER.

THE FOLLOWING IS A COPY OF THE JOINT PRESS RELEASE ISSUED BY GENERAL DYNAMICS AND PRIMEX ON NOVEMBER 9, 2000 REGARDING THE PROPOSED ACQUISITION OF PRIMEX BY GENERAL DYNAMICS.

NEWS RELEASE

GENERAL DYNAMICS CONTACT:
NORINE LYONS (nlyons@generaldynamics.com)

703-876-3190

PRIMEX TECHNOLOGIES, INC. CONTACT:
GAIL WILSON (gswilson@stp.primextech.com)

727-578-8144

November 9, 2000

GENERAL DYNAMICS TO ACQUIRE
PRIMEX TECHNOLOGIES, INC.

FALLS CHURCH, VA -- General Dynamics (NYSE:GD) and Primex Technologies, Inc. (NASDAQ:PRMX) announced today that they have entered into a definitive agreement for General Dynamics to acquire the outstanding shares of Primex Technologies for a cash purchase price of $32.10 per share. In addition, General Dynamics would assume approximately $170 million of Primex's debt. The proposed acquisition, approved by the boards of both companies, is subject to regulatory review as well as Primex shareholder approval. Primex closed at $31 in yesterday's trading. Goldman Sachs is representing Primex in the transaction, which is expected to close in the first weeks of 2001.

The acquisition will enhance General Dynamics' position as a premier provider of combat systems to the Army and Marine Corps as they meet the evolving threats of this century. Primex's capabilities in propulsion as well as projectile and warhead integration are well matched to the Army's transformation vision, including the Medium Brigade Combat Team and Future Combat System. The acquisition would also make General Dynamics a leader in large and medium caliber munitions and provide entree into the missile and precision guided missile businesses -- two high-growth areas -- through Primex's subcontract relationships. Primex is a teammate on General Dynamics' highly successful Hydra 70 rocket program, and General Dynamics is a teammate on Primex's Objective Crew Served Weapon, a next-generation infantry weapon.

                                   (more)






p.2 - GENERAL DYNAMICS TO ACQUIRE PRIMEX TECHNOLOGIES, INC.

"Primex Technologies is a solid, well-run company with growing revenues and earnings as well as strong cash flow. It has a broad array of products and a stable customer base. Our offer reflects Primex's inherent worth, and provides its shareholders liquidity at an attractive price," said Nicholas
D. Chabraja, General Dynamics Chairman and CEO. "This acquisition would be immediately accretive to General Dynamics' earnings, and is consistent with our strategy to augment our core lines of business."

Primex Technologies, Inc. CEO James G. Hascall said, "For Primex to grow and thrive, it needs to be part of a larger organization with strong financial resources and broader market reach. As a wholly-owned subsidiary of General Dynamics, Primex will be better positioned to achieve its potential. We believe this acquisition is in the best interests of our shareholders, our customers, and our employees."

Primex Technologies, Inc., headquartered in St. Petersburg, Florida, provides a variety of munitions, propellants, satellite propulsion systems and electronics products to the U.S. government and its allies, as well as domestic and international industrial customers. The company has 2,850 employees.

Primex's 2000 revenues are estimated at $530 million, with net income estimated at $24 million. More information about Primex is available at www.primextech.com.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 44,000 people and has annualized sales of approximately $10 billion. The company has leading market positions in business aviation, information systems, shipbuilding and marine systems, and combat systems. More information about the company is available at www.generaldynamics.com.

WEBCAST INFORMATION: General Dynamics will webcast its investor and media conference call, scheduled for 9 AM Eastern time on Thursday, November 9, 2000. Those accessing the webcast will be able to listen to management's discussion of the planned acquisition, as well as the question and answer session with investors. The webcast will be a listen-only audio broadcast, available at www.generaldynamics.com. A Real Audio player is required to access the webcast; information about downloading this player is available on the company's website. An on-demand replay of the webcast will be available beginning at 10:30 a.m. on Nov. 9, and will continue for seven days.

                                   (-30-)